Limited Liability Company Agreement of Live Oak Financial

A Single Member Limited Liability Company

This Operating Agreement (“Agreement”) of Live Oak Financial, (“Company”), is executed and agreed to, for good and valuable consideration, by the undersigned members (individually, “Member” or collectively, “Members”).

Formation.

(a) State of Formation. This Agreement is for Live Oak Financial, a member-managed Texas limited liability company formed under and pursuant to Texas law.

(b) Operating Agreement Controls. To the extent that the rights or obligations of the Members, or the Company under provisions of this Agreement differ from what they would be under Texas law absent such a provision, this Agreement, to the extent permitted under Texas law, shall control.

(c) Principal Office. The Company’s principal office will be as set out in the Company’s Articles of Organization or other filing on record with the Secretary of State, or such other location as shall be selected from time to time by the Members.

(d) Registered Agent and Office. The name of the Company’s registered agent for service of process and the address of the Company’s registered office will be as specified in the Company’s Articles of Organization or any subsequent filings with the Secretary of State. If this information changes, the Company will promptly file a statement of change with the Secretary of State according to applicable law.

(e) No State Law Partnership. No provisions of this Agreement shall be deemed or construed to constitute a partnership (including, without limitation, a limited partnership) or joint venture, or any Member a partner or joint venturer of or with any other Member, for any purposes other than federal and state tax purposes.

Purposes and Powers.

(a) Purpose. The Company is created for the following business purpose:

Live Oak Financial LLC will operate as a peer to peer lending service through originating consumer loans to borrowers through the issuance of borrower payment dependent notes to lenders.

(b) Powers. The Company shall have all of the powers of a limited liability company set forth under Texas law.

(c) Duration. The Company’s term shall commence upon the filing of an articles of organization and all other such necessary materials with Texas. The Company will operate until terminated as outlined in this Agreement unless:

(i) The Member votes to dissolve the Company;

(ii) No Member of the Company exists unless the business of the Company is continued in a manner permitted by Texas law;

(iii) It becomes unlawful for any Member or the Company to continue in business;

(iv) A judicial decree is entered that dissolves the Company; or

(v) Any other event results in the dissolution of the Company under federal or Texas law.

Member.

(a) Member. The sole member of Live Oak Financial at the time of adoption of this Agreement is Erik Randall (“Member”).

(b) Initial Contribution. The Member shall make an initial contribution to the Company. The initial contributions shall be as described in Attachment A, “Initial Contributions of the Member.”

No Member shall be entitled to interest on their initial contribution. Except as expressly provided by this Agreement, or as required by law, no Member shall have any right to demand or receive the return of their initial contribution.

(c) Limited Liability of the Member. Except as otherwise provided for in this Agreement or otherwise required by Texas law, no Member shall be personally liable for any acts, debts, liabilities, or obligations of the Company beyond their respective initial contribution. The Member shall look solely to the Company property for the return of their initial contribution, or value thereof, and if the Company property remaining after payment or discharge of the debts, liabilities, or obligations of the Company is insufficient to return such initial contributions or value thereof, no Member shall have any recourse against any other Member, if any other Member exists, except as is expressly provided for by this Agreement.

(d) Creation or Substitution of New Members. Any Member may assign in whole or in part its membership interest only with the prior written consent of all Members.

(i) Entire Transfer. If a Member transfers all of its membership interest, the transferee shall be admitted to the Company as a substitute Member upon its execution of an instrument signifying its Agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately upon the transfer, and, simultaneously, the transferor Member shall cease to be a Member of the Company and shall have no further rights or obligations under this Agreement.

(ii) Partial Transfer. If a Member transfers only a portion of its membership interest, the transferee shall be admitted to the Company as an additional Member upon its execution of an instrument signifying its Agreement to be bound by the terms and conditions of this Agreement.

(iii) Whether a substitute Member or an additional Member, absent the written consent of all existing Members of the Company, the transferee shall be a limited Member and possess only the percentage of the monetary rights of the transferor Member that was transferred without any voting power as a Member in the Company.

Member Voting.

(a) Voting Power. In the event that the Company has multiple Members simultaneously, the Company’s Members shall each have voting power equal to its share of membership interest in the Company.

Accounting and Distributions.

(a) Fiscal Year. The Company’s fiscal year shall end on the last day of December.

(c) Distributions. Distributions shall be issued, as directed by the Company’s Treasurer or Assistant Treasurer, on a monthly basis, based upon the Company’s fiscal year. The distribution shall not exceed the remaining net cash of the Company after making appropriate provisions for the Company’s ongoing and anticipatable liabilities and expenses. Each Member shall receive a percentage of the overall distribution that matches that Member’s percentage of membership interest in the Company.

Tax Treatment Election.

(c) Tax Designation. The Company has not filed with the Internal Revenue Service for treatment as a corporation. Instead, the Company will be taxed as a pass-through organization. The Member may elect for the Company to be treated as a C-Corporation or an S-Corporation at any time.

Officers.

(a) Appointment and Titles of Officers. The officers of the Company shall be appointed by the Member and shall consist of at least a Chairman, a Secretary, and a Treasurer. The Member may also choose one or more President, Vice-President, Assistant Secretaries, and Assistant Treasurers. Any number of offices may be held by the same person, as permitted by Texas law. The Member may appoint such other officers and agents as the Member shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Member. The officers and agents of the Company shall hold office until their successors are chosen and qualified. Any officer appointed by the Member may be removed at any time, with or without cause, by the Member, or if there are multiple Members, an affirmative vote of a majority of the Members. Any vacancy occurring in any office of the Company shall be filled by the Member. Unless the Member decides otherwise, if the title of an officer is one commonly used for officers of a limited liability company formed under Texas law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office.

(i) Chairman. The Chairman shall be the chief executive officer of the Company, shall be responsible for the general and active management of the business of the Company, and shall see that all orders and resolutions of the Members are carried into effect. The Chairman shall execute all contracts on behalf of the Company, except:

1. Where required or permitted by law or this Agreement to be otherwise signed and executed;

2.Where signing and execution thereof shall be expressly delegated by the Member to some other officer or agent of the Company.

(ii) President. In the absence of the Chairman or in the event of the Chairman’s inability to act, the President shall perform the duties of the Chairman, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Chairman. The President shall perform such other duties and have such other powers as the Member may from time to time prescribe.

(iii) Vice-Presidents. In the absence of the Chairman and President or in the event of their inability to act, any Vice-Presidents in the order designated by the Member (or, in the absence of any designation, in the order of their appointment by the Member) shall perform the duties of the Chairman, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Chairman. Vice-Presidents, if any, shall perform such other duties and have such other powers as the Member may from time to time prescribe.

(iv) Secretary and Assistant Secretary. The Secretary shall be responsible for filing legal documents and maintaining records for the Company. The Secretary shall attend and record all the proceedings of the meetings of the Company and of the Member in a book to be kept for that purpose. The Secretary shall perform such other duties as may be prescribed by the Member or the Chairman, under whose supervision the Secretary shall serve. The Secretary shall cause to be prepared such reports and/or information as the Company is required to prepare by applicable law, other than financial reports. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Member (or if there be no such determination, then in order of their appointment by the Member), shall, in the absence of the Secretary or in the event of the Secretary’s inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Member may from time to time prescribe.

(v) Treasurer and Assistant Treasurer. The Treasurer shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company according to generally accepted accounting practices, using a fiscal year ending on the last day of the month of December. The Treasurer shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Member. The Treasurer shall distribute the Company’s profits to the Member. The Treasurer shall disburse the funds of the Company as may be ordered by the Member and shall render to the Chairman and to the Member, at regular intervals or when the Member so requires, an account of all of the Treasurer’s transactions and of the financial condition of the Company. As soon as practicable after the end of each fiscal year of the Company, the Treasurer shall prepare a statement of financial condition as of the last day of the Company’s fiscal year, and a statement of income and expenses for the fiscal year then ended, together with supporting schedules. Each of said annual statements shall be prepared on an income tax basis and delivered to the Member forthwith upon its preparation. In addition, the Treasurer shall keep all financial records required to be kept pursuant to Texas law. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Member (or if there be no such determination, then in the order of their appointment), shall, in the absence of the Treasurer or in the event of the Treasurer’s inability to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Member may from time to time prescribe.

(b) Officers as Agents. The officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Member not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business, and the actions of the officers taken in accordance with such powers shall bind the Company.

(c) Fiduciary Duties of the Officers.

(i) Loyalty and Care. Except to the extent otherwise provided herein, each officer shall have a fiduciary duty of loyalty and care similar to that of officers of limited liability companies organized under the laws of Texas.

(ii) Competition with the Company. The officers shall refrain from dealing with the Company in the conduct of the Company’s business as or on behalf of a party having an interest adverse to the Company. Officers shall also refrain from competing with the Company in the conduct of the Company’s business.

(iii) Duties Only to the Company. Officers’ fiduciary duties of loyalty and care are to the Company and not to any future Members or officers. Officers shall owe fiduciary duties of disclosure, good faith, and fair dealing to the Company, but shall owe no such duties to future Members. An officer who so performs their duties shall not have any liability by reason of being or having been an officer.

(iv) Reliance on Reports. In discharging their duties, officers are entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by:

1.

            •  One or more Members, officers, or employees of the Company whom the officer reasonably believes to be reliable and competent in the matters presented.

            •  Legal counsel, public accountants, or other persons as to matters the officer reasonably believes are within the person’s professional or expert competence.

            •  A committee of Members of which the affected officer is not a participant, if the officer reasonably believes the committee merits confidence.

Dissolution.

(a) Limits on Dissolution. The Company shall have a perpetual existence and shall be dissolved, and its affairs shall be wound up only upon the provisions established in this Agreement. Notwithstanding any other provision of this Agreement, the bankruptcy of any Member shall not cause such Member to cease to be a Member of the Company. Upon the occurrence of such an event, the business of the Company shall continue without dissolution.

Each Member waives any right that it may have to agree in writing to dissolve the Company upon the bankruptcy of any Member or the occurrence of any event that causes any Member to cease to be a Member of the Company.

(b) Winding Up. Upon the occurrence of any event specified in the earlier “Duration” section above, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors. The Member, or in the event of multiple Members, one or more Members selected by the remaining Members, shall be responsible for overseeing the winding up and liquidation of the Company. The responsible Members shall take full account of the liabilities of the Company and its assets, shall either cause its assets to be distributed as provided under this Agreement or sold, and if sold, as promptly as is consistent with obtaining the fair market value thereof, shall cause the proceeds therefrom, to the extent sufficient, to be applied and distributed as provided under this Agreement.

(c) Distributions in Kind. Any non-cash asset distributed to one or more Members in liquidation of the Company shall first be valued at its fair market value (net of any liability secured by such asset that such Member assumes or takes subject to) to determine the profits or losses that would have resulted if such asset were sold for such value. Such profit or loss shall then be allocated as provided under this Agreement. The fair market value of such asset shall be determined by the Members or, if any Member objects, by an independent appraiser (any such appraiser must be recognized as an expert in valuing the type of asset involved) approved by the Members.

(d) Termination. The Company shall terminate when:

(i) All of the assets of the Company, after payment of or due provision for all debts, liabilities, and obligations of the Company, shall have been distributed to the Member in the manner provided for under this Agreement; and

(ii) The Company’s registration with Texas shall have been canceled in the manner required by Texas law.

(e) Accounting. Within a reasonable time after complete liquidation, the Company Treasurer shall furnish the Members with a statement which shall set forth the assets and liabilities of the Company as at the date of dissolution and the proceeds and expenses of the disposition thereof.

(f) Limitations on Payments Made in Dissolution. Except as otherwise specifically provided in this Agreement, each Member shall only be entitled to look solely to the assets of the Company for the return of its initial contribution and shall have no recourse for its initial contribution and/or share of profits (upon dissolution or otherwise) against any other Member, if any other such Member exists.

(g) Notice to Texas Authorities. Upon the winding up of the Company, the Member with the highest percentage of membership interest in the Company shall be responsible for the filing of all appropriate notices of dissolution with Texas and any other appropriate state or federal authorities or agencies as may be required by law.

Exculpation and Indemnification.

(a) No Member, officer, employee, or agent of the Company and no employee, agent, or affiliate of a Member (collectively, “Covered Person”) shall be liable to the Company or any other person who has an interest in or claim against the Company for any loss, damage, or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage, or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

(b) To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage, or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement. Expenses, including legal fees, incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall be paid by the Company. The Covered Person shall be liable to repay such amount if it is determined that the Covered Person is not entitled to be indemnified as authorized in this Agreement.

No Covered Person shall be entitled to be indemnified in respect of any loss, damage, or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions unless such Covered Person is a Member of the Company, who shall have full indemnity against gross negligence or willful misconduct. Any indemnity under this Agreement shall be provided out of and to the extent of Company assets only.

(c) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports, or statements presented to the Company by any person as to matters the Covered Person reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports, or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

(d) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Member to replace such other duties and liabilities of such Covered Person.

(e) The foregoing provisions of this article shall survive any termination of this Agreement.

Insurance.

The Company shall have the power to purchase and maintain insurance, including insurance on behalf of any Covered Person against any liability asserted against such person and incurred by such Covered Person in any such capacity, or arising out of such Covered Person’s status as an agent of the Company, whether or not the Company would have the power to indemnify such person against such liability under the applicable law provision.

General Provisions.

(a) Notices. All notices, offers, or other communications required or permitted to be given pursuant to this Agreement shall be in writing and may be personally served or sent by United States mail and shall be deemed to have been given when delivered in person or three business days after deposit in United States mail, registered or certified, postage prepaid, and properly addressed, by or to the appropriate party.

(b) Number of Days. In computing the number of days (other than business days) for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays, and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday, or holiday on which national banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday, or such holiday.

(c) Execution of Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which shall together constitute one and the same instrument.

(d) Severability. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(e) Headings. The article and section headings in this Agreement are for convenience, and they form no part of this Agreement and shall not affect its interpretation.

(f) Controlling Law. This Agreement shall be governed by and construed in all respects in accordance with the laws of Texas (without regard to conflicts of law principles thereof).

(g) Application of State Law. Any matter not specifically covered by a provision of this Agreement shall be governed by the applicable provisions of Texas law.

(h) Amendment. This Agreement may be amended only by written consent of the Member. Upon obtaining the approval of any such amendment, supplement, or restatement as to the Certificate, the Company shall cause a Certificate of Amendment or Amended and Restated Certificate to be prepared, executed, and filed in accordance with Texas law.

(i) Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements, or conditions, express or implied, oral or written, except as herein contained.

IN WITNESS WHEREOF, the Member has executed and agreed to this Limited Liability Company Operating Agreement, which shall be effective as of June 13, 2024.

By:	/s/ Erik Randall	Date:	06-13-2024
Erik Randall, Sole Member and Chairman

Attachment A

Initial Contributions of the Member

The initial contributions of the Member of Live Oak Financial are as follows:

•    Erik Randall

•    Contribution:

•    Cash: $500.00

•    Server Equipment valued at $35.00

•    Web Domain valued at $8.00

FIRST AMENDMENT TO THE OPERATING AGREEMENT

Of Live Oak Financial LLC, a Texas Limited Liability Company

This First Amendment (this “Amendment”) to the Operating Agreement of Live Oak Financial LLC, LLC (the “Company”) is made and entered into as of March 01, 2025, by the undersigned, being the sole Member of the Company.

Recitals

A.	The Company and Member entered into that certain Operating Agreement dated June 13, 2024 (the “Operating Agreement”).
B.	The Member now wishes to amend the Operating Agreement as set forth below.

Amendment

Notwithstanding anything to the contrary herein, the Member is hereby authorized, without further approval of any Person, to make additional capital contributions to, and to receive distributions from, the Company at such times, in such amounts and on such terms as the Member, in his or her sole discretion, may determine, and the Company shall credit or debit the Member’s capital account accordingly.

Effectiveness

This Amendment shall become effective as of June 13, 2024 by the Member and shall be deemed part of the Operating Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first above written.

By:	/s/Erik Randall	Date:	03-01-2025
Erik Randall, Managing Member

SECOND AMENDMENT TO THE OPERATING AGREEMENT

Of Live Oak Financial LLC, a Texas Limited Liability Company

This Second Amendment (this “Amendment”) to the Operating Agreement of Live Oak Financial LLC, LLC (the “Company”) is made and entered into as of May 11, 2025, by the undersigned, being the sole Member of the Company.

Recitals

A.	The Company and Member entered into that certain Operating Agreement dated June 13, 2024 (the “Operating Agreement”).
B.	The Member now wishes to amend the Operating Agreement as set forth below.

Amendment

Effective as of May 11, 2025, the Operating Agreement of Live Oak Financial LLC is hereby amended by inserting the following as a new Section:

Limitation on Additional Indebtedness

(a)	Subordination. Any additional indebtedness incurred by the Company (“New Debt”) shall be junior and subordinate in right of payment to all Borrower-Payment-Dependent Notes issued by the Company.
(b)

Fixed-Charge Coverage Test. The Company may incur, assume, guarantee or otherwise become liable for New Debt for primary business purposes only if, after giving effect to such New Debt on a pro forma basis, the Company’s Fixed-Charge Coverage Ratio (“FCCR”) for the most recent trailing twelve-month period would be at least 1.0.

(c)	Calculation of FCCR. • “Fixed-Charge Coverage Ratio” or “FCCR” means, for any period, the ratio of:
•

                        •  Numerator: EBITDA for such period, less cash taxes paid during such period; to

                        •  Denominator: the sum of (A) cash interest expense incurred during such period, plus (B) scheduled principal payments on all debt outstanding during such period.

(i)	• EBITDA” means net income (loss) plus interest expense, income taxes, depreciation and amortization, each determined in accordance with GAAP.
(a)

Certificate of Compliance. Before incurring any New Debt, the Manager shall deliver to the Members a certificate, signed by the Company’s Chief Financial Officer (or Treasurer), certifying that, on a pro forma basis after giving effect to the proposed New Debt, the Company’s FCCR would be no less than 1.0.

(b)	Survival. This Section shall survive the issuance of any New Debt and may be enforced by any Member or Noteholder as if set forth in the original Operating Agreement.

This covenant shall survive the issuance of any New Debt and shall be enforceable by any Member or Noteholder as if originally set forth in the Operating Agreement.

Effectiveness

All other provisions of the Operating Agreement remain in full force and effect. This Amendment shall become effective as of May 11, 2025 by the Member and shall be deemed part of the Operating Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first above written.

By:	/s/ Erik Randall	Date:	05-11-2025
Erik Randall, Managing Member